Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated January 21, 2012 relating to the consolidated financial statements of PopBig, Inc. (the “Company”) that are included in the Company’s annual report on Form 10-K for the year ended October 31, 2011, which is incorporated by reference in the Company’s Form 10-K for the year ended October 31, 2012.

  /s/ Michael F. Cronin
Michael F. Cronin,
Certified Public Accountant